SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2010

HOPFED BANCORP, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	0-23667	61-1322555
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4155 Lafayette Road, Hopkinsville, Kentucky 42240

(Address of Principal Executive Offices)

(270) 885-1171

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 20, 2012, the Compensation Committee of the Board of Directors awarded John E. Peck, President and Chief Executive Officer, 5,199 shares of restricted common stock pursuant to the Company’s 2004 Long-Term Incentive Plan. Among other things, Mr. Peck’s award does not vest fully before repayment by the Company of its TARP assistance and the total fair market value of the award on its grant was not more than one-third of the recipient’s total compensation for the year.

The Compensation Committee awarded P. Michael Foley 3,627shares of restricted common stock pursuant to the Company’s 2004 Long-Term Incentive Plan. Among other things, Mr. Foley’s award does not vest fully before repayment by the Company of its TARP assistance and the total fair market value of the award on its grant was not more than one-third of the recipient’s total compensation for the year.

The Restricted Stock Agreements are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

On June 20, 2012, the Board of Directors approved the recommendation of the Compensation Committee to extend the employment contracts of Messrs. Peck, Woolfolk and Duvall for an additional year, each to a term of three years.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 20, 2012, Compensation Committee made the following decisions on executive management compensation that are effective July 1, 2012:

Name	Title	Prior Base	New Base	Cash Bonus	Restricted Stock Award

John Peck	President & CEO	$301,044	$301,044	—	5,199
Mike Woolfolk	Chief Operating Officer	$225,608	$225,608	$54,146	—
Billy Duvall	Chief Financial Officer	$185,680	$185,680	$44,563	—
P. Michael Foley	Chief Credit Officer	$170,000	$170,000	—	3,627

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibit

10.1	Restricted Stock Agreement dated June 20, 2012, with John E. Peck.

10.2	Restricted Stock Agreement dated June 20, 2012, with P. Michael Foley.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HOPFED BANCORP, INC.

Dated: June 25, 2012	By:	/s/ John E. Peck
John E. Peck
President and Chief Executive Officer